Exhibit 99.1 Contacts: Kevin Murphy 585-218-4210

PRO-FAC ANNOUNCES FISCAL 2008 RESULTS

Fairport, N.Y., September 25, 2008...Pro-Fac Cooperative, Inc. (“Pro-Fac” or the “Cooperative”) (Nasdaq-CM: PFACP), an agricultural cooperative, filed its Report on Form 10-K for the fiscal year ended June 28, 2008 today with the Securities and Exchange Commission. The Form 10-K among other things includes Pro-Fac’s financial results for fiscal 2008.

For the fiscal year ended June 28, 2008, Pro-Fac had net income of $120.8 million. The income for the year ended June 28, 2008 resulted primarily from the $116.6 million of income as a result of a distribution received from Birds Eye Holdings LLC, $2.6 million in earnings from investment of cash from the distribution, the $1.2 million gain recognized related to payments received under the termination agreement between Pro-Fac and Birds Eye Foods, contract termination fees and margin earned on sales transactions, net of normal operating expenses.

ABOUT PRO-FAC:

Pro-Fac Cooperative is an agricultural cooperative that markets crops grown by its member-growers, including fruits (cherries, applies, blueberries, and peaches), vegetables (snap beans, beets, cucumbers, peas, sweet corn, carrots, cabbage, squash, asparagus and potatoes) and popcorn. Only growers of crops marketed through Pro-Fac (or associations of such growers) can become members of Pro-Fac. Pro-Fac’s Class A cumulative preferred stock is listed on The Nasdaq Capital Market under the stock symbol, “PFACP”. More information about Pro-Fac can be found on its web site at http://profaccoop.com/.